Exhibit 99.1

7/22/13

CTG

Q2 Earnings Conference Call

Jim Culligan

Thank you,                     , and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Chief Executive Officer, Jim Boldt, and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the second quarter of 2013 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at www.sec.gov. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

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Jim Boldt

Thanks Jim and good morning everyone, this is Jim Boldt. I want to thank you for joining us this morning for our second quarter earnings conference call. As you saw in our news release our revenues were flat when compared to last year as we continued to experience delays in healthcare project starts as hospitals deal with lower reimbursements caused by sequester cuts and as we experienced a reduction in spending from a significant staffing customer. Fortunately our focus on higher margin offerings and expense control allowed our earnings per share to come in at the midpoint of our guidance and, for the first time since we established our current strategy in 2001, caused our operating margin to be in our long-term targeted range of 6% to 7%. I am going to talk more about our results and what we see for the third quarter and the full year, but first I am going to ask Brendan to start us off with a review of our financial results.

Brendan Harrington

Thanks Jim. Good morning everyone.

For the second quarter of 2013, CTG’s revenue was $107.1 million, an increase of $400,000 compared with the second quarter of 2012. Second quarter 2013 had 64 billing days, the same as the second quarter 2012.

Solutions revenue in the second quarter of 2013 totaled $42.3 million, a decrease of $1.7 million or 4 percent compared to the second quarter 2012, primarily due to delays in project starts on electronic medical record projects. As a percentage of total revenue, solutions revenue was 40 percent compared to 41 percent a year ago. Staffing revenue in the quarter increased $2.1 million, or 3.4 percent, to $64.8 million, reflecting higher demand for technical resources from several clients but offset by reductions in staffing from our largest client.

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Second quarter revenue from IBM, our largest customer, was $26.6 million compared with $29.0 million in second quarter 2012. As a percent of total revenue, revenue from IBM decreased to 24.9 percent in the 2013 second quarter compared with 27.2 percent of total revenue in the 2012 second quarter. The revenue from IBM in the quarter was negatively impacted by approximately $1.4 million when compared with the second quarter 2012 as a result of IBM’s spinoff of its retail business to another large company. Although this change lowered our revenue from IBM, the spin off did not have a negative impact on CTG’s overall revenue since we’ve retained the business with this new client.

Revenue from our European operations was $18.6 million, an 11 percent increase from the $16.8 million recorded in last year’s second quarter. The effect of foreign currency fluctuations during the second quarter of 2013 increased consolidated revenue by approximately $300,000. On a local currency basis, our European revenue increased by 9.4 percent compared with the 2012 second quarter. Excluding the effect of the etrinity acquisition that we closed in February 2013, the European revenues increased by 6 percent or 4.4 percent in constant currencies.

Direct costs as a percentage of revenue were 78.8 percent in the second quarter compared with 78.5 percent in the second quarter of 2012. SG&A expenses as a percent of revenue decreased to 15.2 percent from 15.7 percent in the second quarter of 2012.

The billable travel expenses included in the second quarter 2013 revenue and direct costs were $3.1 million. The billable travel expenses for the second quarter 2012 totaled $3.7 million.

Second quarter operating income grew to $6.4 million, an increase of approximately $300,000 or 4.2 percent year-over-year. Operating margin in the second quarter increased to 6 percent of revenue, a 20 basis point improvement from last year’s 5.8 percent. The year-over-year increases in operating income and margin were due primarily to the decreases in our lowest margin staffing business and increases in the higher margin business in our sales mix.

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Net income in the second quarter was $4.1 million, an increase of $400,000 or 9.6 percent compared to the second quarter 2012. On a per diluted share basis, net income was 24 cents for the quarter, an increase of 9 percent compared to the second quarter of 2012, excluding the 2  1/2 cents per share, non- operational gain from $423,000 of non-taxable life insurance proceeds received in the second quarter 2012.

The tax rate for the 2013 second quarter was 36 percent compared with 37 percent in the 2012 second quarter. The lower than normal tax rate for both quarters is primarily the result of federal tax credits recorded in the second quarter 2013 and the non taxable proceeds from life insurance policies received in the 2012 second quarter. We expect the tax rate for the full year 2013 to be between 36 and 38 percent compared to 36.5 percent for 2012. Excluding the effect of approximately $1.3 million of non-taxable insurance proceeds received in the second and fourth quarters of 2012, the tax rate for 2012 was 38 percent.

The 2013 second quarter results include equity compensation expense of approximately $0.03 per diluted share, net of tax while the second quarter 2012 included equity compensation expense of $0.02 per diluted share, net of tax.

Our headcount at the end of the second quarter was 3,900, a decrease of 100 people, or 2.5 percent, compared to the end of the first quarter 2013 and a 100 person increase compared to the end of the second quarter 2012. Of the 3,900 employees at the end of second quarter 2013, 91 percent were billable resources.

At the end of the second quarter 2013, we had no debt and $34 million of cash on the balance sheet compared to $23.6 million of cash at the end of second quarter 2012. Both the second quarter of 2013 and 2012 ended between a U. S. biweekly payroll date.

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Our day’s sales outstanding was 64 days at the end of second quarter 2013 compared with 61 days at the end of second quarter 2012. The increase in DSO was due to the timing of cash proceeds received at the end of the comparative quarters. Our cash provided by operations in the second quarter of 2013 was approximately $4.9 million as compared with approximately $6.0 million in the second quarter of 2012. In the quarter, we had $1.2 million in capital expenditures and recorded depreciation expense of $660,000.

We repurchased 59,000 shares of CTG common stock during the second quarter of 2013. As of today our repurchase authorization is for approximately 475,000 shares. As it remains accretive to our earnings, we intend to continue our repurchase program during 2013. Jim,

Jim Boldt

In aggregate our solutions business decreased by 4% in the second quarter of 2013 and was 40% of our total revenue. The decline in our solutions business came from our healthcare vertical where our hospital clients, faced with a reduction in income and cash flow due to the sequester cuts to Medicare, have been reducing spending.

On our conference call at the end of April, we mentioned we received three RFPs for electronic medical record projects for which the hospitals had not decided what IT services firms would be awarded those projects. We received one new RFP for an EMR project in the last three months. We won two of those projects and lost one project. One of the projects that we won will not start until the third quarter of 2013. We are still waiting on a decision on one RFP as to what IT Services firm will be chosen for that project.

When we started the second quarter of 2013 we had 15 active EMR projects. During the second quarter, four projects started and three projects ended in the quarter. Therefore, at the end of the second quarter of 2013 we had 16 active EMR projects.

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We also mentioned on our last several conference calls that one of the systems we had bid on that had not picked an IT Services company has approximately 5,000 beds, significantly more than our average client. While we still think we are in a good position to get some of that work, the timing of starting that project has been delayed. Also, the very significant system we previously have talked about that was originally expected to start early in 2013 continues to be delayed.

While in the short-term we believe that our EMR business growth will be constrained due to hospitals having to deal with the reimbursement cuts that have occurred, long-term we still see a tremendous opportunity for growth in our EMR business. There are still 1,000 to 2,000 hospital bed systems EMR projects that we are pursuing. In addition, the very large systems’ EMR projects have to eventually start up. Further, there has been very little work done on the small hospitals in the US. In order to achieve the kind of savings that the US federal government has projected, the healthcare system is going to have to exchange health records and that means that the Health Information Exchanges, or HIEs, will have to be built. And finally, we believe that European hospitals will ultimately install US software, and that will likely create EMR work for CTG for another decade given our recent acquisition in Europe of eTrinity. Given the work that still needs to be done I think you can see why we remain optimistic for the long-term growth potential for our EMR business.

Fortunately for CTG, EMRs are not our only healthcare offerings and our acquisition of eTrinity and our other healthcare offerings continue to have a positive impact on our business. We started two new healthcare outsourcing engagements in the second quarter of 2013. In the second quarter of 2013 our saas offerings increased our revenue by approximately one million dollars and our EPS by two cents over the second quarter of last year. Most notably, while the previously disclosed contract that we signed with a payer for our fraud, waste and abuse offering in April of 2013 did not produce any revenue in the second quarter, we expect that as the year progresses this new engagement will add to our revenue and profitability . In addition to this engagement we anticipate closing at least one additional fraud, waste and abuse engagement in 2013. Based upon new business, we continue to estimate that our saas offerings will represent 15 cents per share at the mid-point of our guidance in 2013 and that eleven cents of the profit from our saas offerings will occur in the second half of the year.

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Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our technology service provider market, which is all staffing business, declined by 1% in the second quarter of 2013 when compared to the second quarter of last year. Our financial services vertical had another excellent quarter. Most of the revenue gain in financial services came from our European operations. Our energy business revenue also increased when compared to the second quarter of 2012.

Turning to our staffing business its revenue was up 3% when you compare the second quarter of 2013 to the second quarter of 2012. The staffing business was negatively impacted by staffing reductions made by a significant customer in the middle of the second quarter.

Looking to the third quarter of 2013, we are forecasting total revenue to be in the range of $105 to $107 million. We are forecasting earnings per share in the third quarter of 2013 to be in the range of 22 to 24 cents per diluted share.

For the 2013 full year, we now expect a revenue range of $428 to $436 million or a 2% increase at the mid-point of our guidance over 2012. Based upon our revenue forecast and the anticipated mix of business, we now expect 2013 net income per diluted share to be in the range of $.93 to $.99 or a 9% increase from 2012 at the mid-point of our guidance, excluding the gains from life insurance proceeds in 2012.

We thought it would be helpful to briefly share our thinking on how we set our recent guidance for the year. First, we think our healthcare business will grow by approximately 2% in 2013.

For our non-healthcare solutions business we are projecting a revenue increase of approximately 3%.

We are forecasting a 1.5% increase in our staffing business in 2013.

We continue to remain optimistic about CTG’s long-term growth potential.

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While going through a transitional period we expect our US healthcare business to continue to grow, particularly when some of the larger hospital systems begin their EMR projects. With the recent acquisition of eTrinity, a Benelux health IT consulting firm, we have positioned CTG to participate in the adoption of US packaged software by European hospitals.

We have been working on a number of betas with states and payers over the last year or so for our fraud, waste and abuse application and we expect another one of those betas will close before year end.

We are currently building out our IT medical management model for four more severe and chronic diseases. That means that by the end of 2013 the IT medical model will be capable of handling five of the ten chronic diseases that account for approximately 70% of all healthcare costs in the US.

We are also working with a client to combine genomic sequencing with electronic medical records. This will be only the third time that we know of that this combination has been done. This work will position CTG with one of the first of its kind cutting edge offerings in the genomic science field.

We think that if you look at how CTG is positioned in healthcare, the world’s fastest growing industry, you can see why we continue to be optimistic in our future growth opportunities.

With that, I’d like to open the call to questions if there are any. Operator, if you would please manage our question and answer period.

CTG is firmly established in healthcare, one of the fastest growing major U.S. industries. While in the short-term our hospital clients have to deal with the reimbursement reductions imposed on them by the US federal government, they still have significant long-term information technology needs. We have offerings to meet the IT needs of providers and payers including electronic medical records; fraud, waste and abuse; ICD-10 conversions; accountable care organizations; genomic sequencing and IT-driven medical management models for chronic diseases, all of which are expected to be in strong demand for several years. As such, we remain very excited about CTG’s long-term future growth prospects.

I would like to thank you for your continued support and for joining us this morning. Have a great day.